Exhibit 10.1

RETENTION BONUS AGREEMENT

This RETENTION BONUS AGREEMENT (this “Agreement”) between CONSTELLATION BRANDS CANADA, INC. (“Constellation Canada”) and Jay Wright (the “Employee”) is effective as of the later of the dates set forth below.

1.	Grant of Retention Bonus

Constellation Canada grants the Employee the right to receive a cash payment of CDN$ $700,000 less applicable deductions (the “Retention Bonus”), payable within thirty (30) days of the closing (“Closing”) of a transaction that results in a Change in Control, all on the terms and conditions outlined in this Agreement.

For the purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events: (a) the consummation of an amalgamation, arrangement, consolidation, share exchange, share sale, asset sale, take-over bid, or other form of business combination of Constellation Canada (or such other affiliated or successor entity of Constellation Canada which carries on the Canadian wine business of Constellation Brands, Inc.) (the “Company”) with another person that results in the holder(s) of voting securities of that other person holding, directly or indirectly, in the aggregate, more than fifty percent (50%) of all outstanding voting securities of the Company or the entity resulting from the business combination; (b) the acquisition by any person or persons acting jointly or in concert, whether directly or indirectly, of beneficial ownership of voting securities of the Company that constitutes in the aggregate more than fifty percent (50%) of all of the outstanding voting securities of the Company; (c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (d) the dissolution or liquidation of the Company except in connection with the distribution of assets of the Company to one or more persons which were affiliates of the Company immediately prior to such event. A transaction will not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the person(s) who held the Company’s securities immediately before such transaction. For avoidance of doubt, an initial public offering of the Company will not constitute a Change in Control. A transaction will also not constitute a Change in Control if such transaction results in the Company or any successor to the Company’s business being controlled, directly or indirectly, by the same person(s) who controlled the Company, directly or indirectly, immediately before such transaction.

2.	Requirements to Receive a Retention Bonus

To receive the Retention Bonus, the Employee must remain continuously employed by Constellation Canada until Closing and the Closing must have occurred not later than December 31, 2016.

In the event Constellation Canada terminates the Employee without cause before Closing, Constellation Canada will pay the Retention Bonus to the Employee as soon as possible after such termination in accordance with its payroll practices.

3.	Forfeiture of Retention Bonus

The Employee is not eligible to receive the Retention Bonus if at any time prior to Closing: (a) the Employee resigns from Constellation Canada; or (b) the Employee’s employment is terminated by Constellation Canada for cause.

For the purposes of this Agreement, “cause” means, with respect to the Employee: (a) “cause” as such term is defined in the written employment agreement between Constellation Canada and the Employee; or (b) in the event there is no written employment agreement between Constellation Canada and the Employee or “cause” is not defined in the written employment agreement between Constellation Canada and the Employee, then “cause” means: (1) any intentional, non-incidental misappropriation of funds or property of Constellation Canada by Employee; (2) unreasonable (and persistent) neglect or refusal by Employee to perform his employment duties and which Employee does not remedy within thirty days after receipt of written notice from Constellation Canada; (3) the material breach by Employee of any provision of any applicable non-compete, non-solicit or confidentiality covenants applicable to Employee which is not remedied by Employee within thirty days after receipt of written notice from Constellation Canada; or (4) conviction of Employee of an indictable offence.

4.	Effect of Retention Bonus on Other Benefits

Payment of the Retention Bonus will not alter or affect any other entitlement, including any applicable severance pay or pay in lieu of notice, that the Employee may receive under any other agreement, plan, policy or arrangement of or with Constellation Canada or under applicable law. For clarity, and without limiting the foregoing, the Retention Bonus will not be considered in the computation of the Employee’s base salary, any other bonus amount, or in the determination of any other payments that the Employee may be entitled to receive pursuant to the terms of the Employee’s employment with Constellation Canada or under applicable law.

5.	No Change in Employment Status

This Agreement and the payment of the Retention Bonus are not a contract or guarantee of employment with Constellation Canada and they are not intended to change the Employee’s employment status in any manner.

6.	No Right to Assign

The Employee may not sell, transfer or assign the Employee’s right to receive the Retention Bonus or pledge it as security for a loan or otherwise, and the Employee’s creditors may not garnish, attach, encumber or levy on it prior to its payment.

7.	Governing Law

This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.	Entire Agreement

Except as otherwise specifically referenced herein, this Agreement is the entire agreement between the Employee and Constellation Canada concerning the terms of the Retention Bonus and this Agreement supersedes any other agreement, arrangement, understanding or statement made to the Employee in that regard.

IN WITNESS WHEREOF, the parties agree that they have read and accepted all of the terms and conditions stipulated in this Agreement, effective as of the later of the dates set forth above.

CONSTELLATION BRANDS CANADA, INC.

/s/ Don Dychuck
Don Dychuck
Sr. Vice President, Constellation Brands Canada, Inc.

Date:    24 Nov 2016

I understand and agree that any entitlement I may have to the Retention Bonus will be on the terms and conditions set out in this Agreement.

/s/ Jay Wright
Jay Wright

Date:    24 Nov 2016